EXHIBIT 99.1

ValueVision Media announces Fourth Quarter and Year-End Results, Provides Outlook for Fiscal 2005

MINNEAPOLIS, MN.—(PR NEWSWIRE)—March 28, 2005—ValueVision Media, Incorporated (NASDAQ:VVTV) today announced results for fourth quarter and fiscal year ended January 31, 2005.

Fourth Quarter Performance
ValueVision’s fourth quarter revenues were a record $184.4 million for the quarter ended January 31, 2005. This represents a 3% increase over last year and the largest sales quarter in the company’s history. Fourth quarter EBITDA (defined below) was a loss of $2.5 million. The EBITDA loss includes a non-cash write-off of $1.9 million of advertising credits and employee severance charges of $0.6 million.

William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc., summarized, “We are pleased with the performance of our business in the fourth quarter. Sales in our TV and Internet business grew 6% vs. the prior year. Our merchandise team continues to aggressively grow our Apparel, Cosmetics and Home categories. These categories represented 24% of our sales this quarter vs. 18% last year. In addition, the productivity of our new categories exceeded our jewelry productivity for the first time in the company’s history. And finally, we ended the year with an exceptionally strong balance sheet with over $100 million in cash and short-term investments, plus a very clean inventory position.”

Overview of Fiscal Year Performance
Consolidated net sales for the 2004 full year were $649.4 million, an increase of 5.3% over last year. For the year ended January 31, 2005, the Company reported an EBITDA loss of $39.0 million, compared to an EBITDA profit of $5.3 million last year. The current year EBITDA loss included charges of $17.2 million, of which $11.3 million related to FanBuzz asset impairment, $1.9 million related to advertising credit impairment and $4.0 million related to employee severance costs.

Outlook for 2005
Lansing commented, “We are optimistic about the outlook for 2005. Many of the initiatives that we started in 2004 are beginning to yield significant results. Specifically, ‘Our Top Value’ (OTV) initiative was launched last August and has become a significant sales driver for us. Each day we spotlight one exceptional product at an incredible value throughout the day. In addition to driving significant sales volume, our OTVs have been a great source of new customers to our network.

“Other initiatives that were launched in 2004 that are hitting their stride in 2005 include Oversell / Waitlist, Off-Air Sales and the continued growth in our direct marketing initiatives. All of these programs drive incremental sales and increase our operating margins.

“Throughout 2005 we will also focus on increasing our active customer base. Customer retention has grown steadily during 2004 aided by our improved customer experience and direct marketing efforts. New customer growth will continue as our broader merchandise mix appeals to a bigger slice of the homes we serve.”

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“And finally, 2005 will benefit from the 2004 investments that were made in our Merchandising, Marketing, Media and IT groups. The teams and ideas are in place to deliver our 2005 objectives with modest growth in operating expenses.

“We are confident that these exciting initiatives position us to deliver our strategic objectives of growing our customer base, increasing our sales per household and expanding our gross margins.”

Financial Guidance

“This year we will continue our practice of giving the investment community more general sales and EBITDA guidance, along with a broader set of key performance metrics,” continues Mr. Lansing. “These metrics are how we evaluate our company internally, and we believe they provide a clear indication of the progress we’re making toward our strategic goals.

“For 2005, we are projecting double-digit sales growth. We expect the growth rate to be slower in the first half of the year, with growth accelerating in the fall season. Our EBITDA objective for fiscal 2005 is to return to profitability,” advised Lansing. This guidance does not reflect the impact of stock option expense on EBITDA, resulting from the new Statement of Financial Accounting Standards 123(r) Share-Based Payment, which is effective for reporting periods beginning after June 15, 2005. Adjustments to EBITDA will be made accordingly when this rule goes into effect.

Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Tuesday, March 29, 2005 to discuss fourth quarter and full year results.

To participate in the conference call, please dial 1-888-398-1687 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 48 hours after the conference call. To access the replay, please dial 1-800-685-8573.

You may also participate via live audio stream by logging on to https://e-meetings.mci.com.
To access the audio stream, please use conference number 6760806 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined
The Company defines EBITDA as net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

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About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells its products directly to consumers through television, the Internet, and direct mail. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com .

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

VALUEVISION MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	January 31,	January 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,640	$81,033
Short-term investments	37,941	46,148
Accounts receivable, net	79,405	71,166
Inventories	54,903	67,620
Prepaid expenses and other	5,635	5,017

Total current assets	240,524	270,984
Property and equipment, net	52,725	54,511
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	18,687	21,914
Cable distribution and marketing agreement, net	3,550	4,445
Goodwill	—	9,442
Other intangible assets, net	68	661
Investments and other assets	2,799	2,691

	$350,296	$396,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,012	$51,482
Accrued liabilities	41,062	33,355

Total current liabilities	89,074	84,837
Long-term capital lease obligations	1,380	2,002
Series A Redeemable Convertible Preferred Stock,
$.01 par value, 5,339,500 shares authorized; 5,339,500
shares issued and outstanding	43,030	42,745
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized;
37,043,912 and 36,487,821 shares issued and outstanding
	370	365
Warrants to purchase 8,035,343 and 8,235,343 shares of common stock	46,683	47,638
Additional paid-in capital	264,005	260,100
Deferred compensation	(353)	(646)
Note receivable from former officer	—	(4,158)
Accumulated deficit	(93,893)	(36,292)

Total shareholders' equity	216,812	267,007

	$350,296	$396,591

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2005	2004	2005	2004
Net sales	$184,400	$179,110	$649,416	$616,795
Cost of sales	122,637	118,609	435,176	395,562

Gross profit	61,763	60,501	214,240	221,233

Operating (income) expense:
Distribution and selling	56,155	51,616	213,788	193,015
General and administrative	5,568	4,923	22,250	19,088
Depreciation and amortization	5,316	4,630	20,120	17,846
CEO transition costs	—	4,625	—	4,625
Asset impairment	1,900	—	13,202	—
Employee termination costs	638	2,000	3,964	2,000
Gain on sale of television stations	-	-	-	(4,417)

Total operating expense	69,577	67,794	273,324	232,157

Operating loss	(7,814)	(7,293)	(59,084)	(10,924)

Other income (expense):
Gain on sale and conversion of investments	-	-	-	361
Write-down of investments	—	(2,011)	—	(2,011)
Other expense	—	—	(50)	—
Interest income	594	298	1,558	1,362

Total other income (expense)	594	(1,713)	1,508	(288)

Loss before income taxes	(7,220)	(9,006)	(57,576)	(11,212)
Income tax provision	25	-	25	180

Net loss	(7,245)	(9,006)	(57,601)	(11,392)
Accretion of redeemable
preferred stock	(71)	(70)	(285)	(283)

Net loss available to
common shareholders	$(7,316)	$(9,076)	$(57,886)	$(11,675)

Net loss per common share	$(0.20)	$(0.25)	$(1.57)	$(0.32)

Net loss per common share
---assuming dilution	$(0.20)	$(0.25)	$(1.57)	$(0.32)

Weighted average number of common shares outstanding:
Basic	36,939,488	36,168,713	36,815,044	35,933,601

Diluted	36,939,488	36,168,713	36,815,044	35,933,601

SUBSCRIBER INFORMATION (estimated in millions)
(Unaudited)

	Ending	Ending	Ending
	January 31,	January 31,	January 31,
	2005	2004	2003
Full-time Equivalent Subscribers	60.1	55.6	50.5
Total Subscribers	63.9	61.9	55.1
Full-time Subscribers	54.2	49.0	44.1

VALUE VISION MEDIA, INC
Key Performance Metrics*
(Unaudited)

	Q4			YTD
	For the three months ending 1/31			For the twelve months ending 1/31
	F04	F03	%	F04	F03	%

Program Distribution

Cable FTE’s	36,746	35,353	4%	36,351	34,530	5%
Satellite FTE’s	22,499	19,437	16%	21,312	18,633	14%

Total FTE’s (Average 000’s)	59,245	54,790	8%	57,663	53,163	8%
Net Sales per FTE (Annualized)	$11.58	$11.86	-2.4%	$10.66	$10.95	-2.6%
Active Customers - 12 month rolling	n/a	n/a		754,198	689,850	9.3%
% New Customers - 12 month rolling	n/a	n/a		57%	59%
% Reactivated & Retained - 12 month rolling	n/a	n/a		43%	41%
Customer Penetration - 12 month rolling	n/a	n/a		1.3%	1.3%
Product Mix

Jewelry	55%	63%		61%	65%
Apparel	8%	4%		5%	2%
Health & Beauty	3%	3%		3%	3%
Computer & Electronics	19%	17%		17%	16%
Fitness	2%	2%		2%	2%
Home	13%	11%		12%	12%
Shipped Units (000’s)	1,348	1,296	4%	5,004	4,080	23%
Average Price Point — shipped units	$182	$185	(2%)	$179	$213	(16%)

*Includes ShopNBC TV and ShopNBC.com only.

Reconciliation of EBITDA to net loss:
	Fourth Quarter	Fourth Quarter	Twelve Months Ended	Twelve Months Ended
	31-Jan-05	31-Jan-04	31-Jan-05	31-Jan-04
EBITDA (as defined) (000’s) (a)	$(2,498)	$(4,674)	$(39,014)	$5,272

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as presented	$(2,498)	$(4,674)	$(39,014)	$5,272
Adjustments:
Depreciation and amortization	(5,316)	(4,630)	(20,120)	(17,846)
Interest income	594	298	1,558	1,362
Income taxes	(25)	—	(25)	(180)

Net loss	$(7,245)	$(9,006)	$(57,601)	$(11,392)

(a) EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. Previous to the second quarter of fiscal 2004, management defined EBITDA as operating income (loss) excluding depreciation and amortization expense, other non-operating income (expense) and income taxes. The change was made to conform to the more common definition of EBITDA. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.